Exhibit 99.2

MAN SANG HOLDINGS, INC.

FOR IMMEDIATE RELEASE

MAN SANG INTERNATIONAL (B.V.I.) LIMITED, SUBSIDIARY OF MAN SANG HOLDINGS, INC. ANNOUNCES ITS PLACING AGREEMENT WITH THE PLACING AGENT, “ICEA SECURITIES ASIA LIMITED” AND SUBSCRIPTION AGREEMENT

New York, NY – July 12, 2007 / Business Wire / -- MAN SANG HOLDINGS, INC. (AMEX: MHJ) (the “Company”) announced today a placing agreement by its subsidiary, Man Sang International (B.V.I.) Limited, with ICEA Securities Asia Limited (“Placing Agreement”) and a subscription agreement with Man Sang International Limited (“Subscription Agreement”).

The Company sees the Placing Agreement and the Subscription Agreement as opportunities to raise capital for the Company and its subsidiaries (the “Man Sang Group”) while broadening the shareholder base and capital base of the Man Sang Group by the introduction of institutional investors.

Accordingly, the Directors (including the independent non-executive Directors) consider the Placing Agreement and the Subscription Agreement to be in the interests of the Man Sang Group and the shareholders of the Company as a whole. “Man Sang Holdings, Inc. is a growing company. We continue to have our shareholders best interest at heart, as we continue in our core business”, states Mr. Sonny Hung, Director of Man Sang Holdings, Inc. “With our current ownership in CP & J City, which we are optimistic will help us grow in the coming years, we believe we are on target in achieving our working capital requirements. In our effort to shorten the payback period for the CP & J project, it is necessary for us to utilize the capital markets.”

The gross proceeds from the subscription pursuant to the Subscription Agreement will be approximately HK$296,000,000 (US$37,948,717). The net proceeds will be approximately HK$289,080,000 (US$37,061,538) from the subscription and is intended to be used for general working capital.

About Man Sang Holdings, Inc.
The Man Sang Group is one of the world's largest purchasers and processors of saltwater cultured and freshwater cultured pearls. The Man Sang Group, founded in the early 1980’s, is principally engaged in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry and other jewelry products. In addition, the Man Sang Group owns and operates an industrial complex, called Man Sang Industrial City, located in Gong Ming Zhen, Shenzhen, PRC.

CONTACTS:

Man Sang Holdings, Inc. - Mr. Sonny Hung	The Altman Group, Inc. - Patricia Baronowski
(852) 2317 9369	(212) 400-2604
E-mail: sonnyh@man-sang.com	Email: pbaronowski@altmangroup.com

Certain statements contained in this announcement may be regarded as “forward-looking statements” within the meaning of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this announcement represent the Company's views as of the date of this announcement. While the Company anticipates that subsequent events and developments may cause the Company's views to change, the Company specifically disclaims any obligation to update these forward-looking statements, unless required by applicable laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this announcement.